Exhibit 99.1

NEWS RELEASE

Editorial Contacts:

Yvette Huygen

Synopsys, Inc.

650-584-4547

yvetteh@synopsys.com

Investor Contacts:

Lisa Ewbank

Synopsys, Inc.

650-584-1901

Synopsys Completes Acquisition of SpringSoft

MOUNTAIN VIEW, Calif., December 2, 2012 – Synopsys, Inc. (Nasdaq:SNPS), a global leader providing software, IP and services used to accelerate innovation in chips and electronic systems, has completed the acquisition of SpringSoft (TAIEX:2473), a global supplier of specialized IC design software headquartered in Hsinchu, Taiwan, through a follow-on merger to acquire all of the remaining outstanding shares of SpringSoft. Previously, on October 1, 2012, Synopsys completed a tender offer for approximately 91.64 percent of SpringSoft’s outstanding Shares. As of November 30, 2012, Synopsys is the 100 percent owner of SpringSoft and SpringSoft stock is no longer trading.

The acquisition increases Synopsys’ investment in Taiwan by growing local engineering expertise, technology development capabilities and customer support. The combination of SpringSoft’s and Synopsys’ technology portfolios will help accelerate delivery of a unified, powerful system-on-chip (SoC) debug platform, and a higher level of automation in custom implementation tools to customers.

Synopsys, through its Taiwan subsidiary, acquired all of the outstanding shares of SpringSoft for NT$57.00 (approximately US$1.95) per SpringSoft share in cash. The final gross transaction value was approximately US$417 million (NT$12.5 billion), or approximately US$320 million (NT$9.6 billion) net of cash acquired.

About Synopsys

Synopsys, Inc. (Nasdaq:SNPS) accelerates innovation in the global electronics market. As a leader in electronic design automation (EDA) and semiconductor IP, its software, IP and services help engineers address their design, verification, system and manufacturing challenges. Since 1986, engineers around the world have been using Synopsys technology to design and create billions of chips and systems. Learn more at www.synopsys.com.

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Safe Harbor Statement/Forward-looking Statements

This press release contains forward-looking statements, including statements regarding the expected benefits of the acquisition of SpringSoft. Forward-looking statements are subject to both known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements, and that are outside Synopsys’ control. These risks and uncertainties include our ability to operate or integrate SpringSoft’s business and technologies with our own successfully. Other risks and uncertainties that may apply are set forth in the Risk Factors section of Synopsys’ most recently filed Quarterly Report on Form 10-Q. Synopsys assumes no obligation to update any forward-looking statement contained in this press release.